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EX-99.2


                           THE CHALONE WINE GROUP, LTD.
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                                                                OCTOBER 22, 2001


Dear Shareholder:

         Enclosed is the Prospectus and other materials relating to the offering (the "Offer") of 1,764,705 shares of Common Stock (the "Shares") of The Chalone Wine Group, Ltd. ("Chalone"), issuable upon the exercise of subscription rights ("Subscription Rights") distributed to shareholders of record as of the close of business on October 22, 2001 (the "Record Date").

         As described in the accompanying Prospectus, Chalone has issued one Subscription Right for each 5.8375077 shares of Common Stock registered in your name as of the Record Date. Under the terms of the Offer, each Right entitles the holder to acquire one Share at a subscription price of $8.50 per Share. As described in the Prospectus, the terms of the Offer also entitle Rights holders to subscribe, subject to certain limitations and to allotment, for Shares not subscribed for by other shareholders.

         The offer will expire at 5:00 p.m., New York City time, on November 20, 2001, unless extended. I strongly encourage you to review the enclosed materials carefully. If you do decide to subscribe, please follow carefully the subscription procedures described in the Prospectus and Subscription Certificate to ensure that your subscription will not be rejected.

         If you should have any questions about the offer or about how to subscribe, please call Georgeson Shareholder, the Information Agent for the offer, toll free at (877) 977-6198.

                                        Sincerely,



                                        /s/ Thomas B. Selfridge
                                        -----------------------
                                        Thomas B. Selfridge
                                        President and Chief Executive Officer





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